Exhibit 23.2

CONSENT OF INDEPENDENT ACCOUNTANTS

We hereby consent to the incorporation by reference in this Registration Statement on Form S-8 of our report dated February 28, 2003, relating to the consolidated financial statements of Micro Therapeutics, Inc., which appears in the Micro Therapeutics, Inc. Annual Report on Form 10-KSB for the year ended December 31, 2002.

/s/    PricewaterhouseCoopers LLP

PricewaterhouseCoopers LLP

Orange County, California

May 5, 2003